Exhibit 4.5






                   CONDITIONS FOR EMPLOYEES AND MANAGEMENT OF
          ASML HOLDING GROUP COMPANIES IN THE UNITED STATES OF AMERICA
                        UNDER THE ASML STOCK OPTION PLAN
                            - UNCONDITIONAL OPTIONS -
                                VERSION JULY 2003

TABLE OF CONTENTS

Related documentation.........................................................2
Article 1 - Definitions.......................................................3
Article 2 - Scope and Object..................................................4
Article 3 - Allocation of Options.............................................5
Article 4 - Acceptance of the Options.........................................5
Article 5 - Option Period.....................................................6
Article 6 - Exercise Price....................................................6
Article 7 - Transferability of the Option.....................................6
Article 8 - Exercise of the Option............................................6
Article 9 - Dilution of Capital...............................................8
Article 10 - Taxes and Costs..................................................8
Article 11 - Prevention of Inside Trading.....................................8
Article 12 - Notices..........................................................8
Article 13 - Disputes.........................................................9
Article 14 - Amendments.......................................................9





Related documents
In these option conditions reference is made to the following documents:
- ASML Stock Option Plan (version 2)
- ASML Rules of Conduct concerning Insider Information
These documents may be consulted on the ASML Intranet.





Article 1 - Definitions

In these Option Conditions and the agreements arising from and relating thereto the following terms shall have the following meanings, unless explicitly stated otherwise.


Allocation Date                 :         the date of allocation of an Option,
                                          being two days after the publication
                                          of the semi-annual results for 2003
                                          being July 18th, 2003;

Application Form :                        the Stock Option for Salary
                                          Plan Application Form for Employees
                                          and Management of ASML in the United
                                          States of America dated May 14th,
                                          2003, on the basis of which Options
                                          are allocated to the Employees;

ASML                            :         ASML Holding N.V., having its business
                                          address at De Run 1110 in Veldhoven;

ASML Group Companies            :         juridical legal entities incorporated
                                          or registered under the laws of a
                                          jurisdiction of the United States of
                                          America, the shares or parts of which
                                          are directly or indirectly held by
                                          ASML, including legal predecessors of
                                          ASML, being juridical legal entities
                                          incorporated or registered under the
                                          laws of a jurisdiction of the United
                                          States of America, the shares of which
                                          were acquired for at least fifty one
                                          percent by ASML;

Embargo Period                  :         the period from July 18th, 2003
                                          through July 17th, 2006;

Employee                        :         a natural person who on July 18th,
                                          2003 is in the employment of an ASML
                                          Group Company in the United States of
                                          America;

Exercise Price                  :         the price for which the Option Holder
                                          may acquire one Share upon the
                                          exercise of one Option;

Group Company                   :         a group company of ASML, as referred
                                          to in section 24b of Book 2 of the
                                          Dutch Civil Code, irrespective of the
                                          law by which it is governed and
                                          irrespective of the place where it has
                                          its registered office;

Option                          :         the right to acquire one share against
                                          payment of the Exercise Price during
                                          the Option Period;

Option Agent                    :         the organization to be designated by
                                          ASML charged with the implementation
                                          of the Option Conditions;

Option Conditions               :         the present Conditions for Employees
                                          and Management of an ASML Group
                                          Company in the United States of
                                          America under the ASML Stock Option
                                          Plan - unconditional options - version
                                          July 2003, including any modifications
                                          subsequently introduced herein in
                                          conformity with the same;

Option Holder                   :         the holder of an Option, being the
                                          person to whom an Option has been
                                          allocated in writing and who at the
                                          time of allocating of such Option is
                                          in the employment of ASML;

Option Period                   :         the period during which the Option may
                                          be exercised;

Option Rules                    :         the ASML Stock Option Plan (version 2)
                                          including any modifications
                                          subsequently introduced therein in
                                          conformity with the same, on which
                                          these Option Conditions are based;

Share                           :         an ordinary share with a nominal value
                                          of United States Dollars 0.02 in the
                                          share capital of ASML, which share is
                                          listed on the Stock Exchange of
                                          NASDAQ, New York, USA;

Termination for Cause           :         Cause shall mean (i) any act of
                                          personal dishonesty taken by the
                                          Employee in connection with his or her
                                          responsibilities as an Employee and
                                          intended to result in a personal
                                          enrichment of the Employee, (ii)
                                          conviction of a felony, (iii) a
                                          willful act by Employee that
                                          constitutes gross misconduct and is
                                          injurious to ASML, and (iv) continued
                                          violations by the Employee of his or
                                          her obligations to ASML which are
                                          demonstrably willful and deliberate on
                                          his or her part after (a) there has
                                          been delivered to the Employee a
                                          written demand for performance from
                                          ASML that describes the basis for the
                                          belief that he or she has not
                                          substantially performed his or her
                                          duties set forth specific goals to
                                          cure such defaults, and (b) he or she
                                          has been given thirty (30) days during
                                          which he or she has been unable to
                                          cure such failure to perform his or
                                          her duties.

The terms defined above in the singular or in the plural shall also comprise the plural and vice versa, unless in the case in concerned it can be inferred otherwise from the text of the Option Conditions.


Article 2 - Scope and Object

These Option Conditions form part of the Option Rules and contain the terms and conditions that are applicable to the Option Holder pursuant to article IV of the Option Rules.

The Option Holder is aware of the fact that the value of the shares may rise or fall, and that ASML does not guarantee that the Option Holder will derive any benefit from his/her participation in the ASML Stock Option Plan - unconditional options - version July 2003.

Nothing in this Plan document or related documents by themselves or in combination shall be construed as an expressed or implied contract of employment or a guarantee of continued future employment. Such agreements can only be entered into by the Board of Management.


Article 3 - Allocation of Options

3.1 Options shall be allocated at the request of the Employee. Options shall be allocated pro rated to the number of Options requested by the Employee on the Application Form, the total number of Options requested and the maximum number of Options available;

3.2 When submitting a request for the allocation of Options, the Employee must, at his sole discretion, purchase up to an amount equal to United States Dollars 2.25 times the number of options allocated to such Employee. The number of options allocated to such Employee depends on whether such Employee has subscribed to either alternative
           (a) or (b):


           3.2.1 If the employee decides on alternative a - 4% of the gross annual base salary -, then the basis for the computation of the number of Options to be allocated shall be 4% of the gross annual base salary on January 1st, 2003 (which equals 12 monthly gross base salary payments), divided by United States Dollars 4.50;

           3.2.2 If the employee decides on alternative b - a percentage between 4% and 8% of the gross annual base salary -, then the basis for the computation of the number of Options to be allocated shall be between 4% and 8% of the gross base salary on January 1st, 2003 (which equals 12 monthly gross base salary payments), divided by United States Dollars 4.50;

3.3 To be eligible for Options a fully completed and signed Application Form must have been received no later than on May 30th, 2003 by the Salary Accounts Department in Veldhoven, the Netherlands;

3.4 Options shall be allocated on the basis of the Application Form. For each Option allocated, the Option Holder shall pay United States Dollars 2.25 (two United States DOLLARS, twenty five United States DOLLAR CENTS) from his net (after tax and/or social security tax) income per option allocated with deductions from net income spread equally in the period July 2003 through December 2003 or any balance settled against net income in case of termination of employment prior to December 2003.


Article 4 - Acceptance of the Options

4.1 By handing in the Application Form on which the wish is expressed to participate in the underlying plan, the Employee accepts (i) all of the Options that may be allocated, and (ii) the Option Rules and the Option Conditions;

4.2 The Employee shall be informed in writing on the number of Options allocated;

4.3 Effective from the Allocation Date an Option Agreement will come into existence.


Article 5 - Option Period

5.1 The Option Period shall be 10 years, counting from the Allocation Date and shall thus end on July 17th, 2013;

5.2        Options may only be exercised within the Option Period;

5.3 Options that have not been exercised within the Option Period shall lapse after the expiration of Option Period;

5.4 Notwithstanding the provisions of paragraphs 1 to 3, the Option Period may be extended under the circumstances as referred to in
           Article 8.3 by a maximum period of 12 months.


Article 6 - Exercise Price

The Exercise Price shall be equal to the closing price "cum dividend" of an ordinary ASML share on NASDAQ, New York, United States of America, on the Allocation Date;


Article 7 - Transferability of the Option

7.1 The Option shall be strictly non-transferable and may not be encumbered with a pledge;

7.2 Devolution by last will or hereditary succession pursuant to the statutory provisions shall, however, not vitiate the Option;

7.3 The Option Holder shall not be permitted to conclude any transaction in relation to the Options on NASDAQ, New York, United States of America, or any other stock exchange;

7.4 In the event of an Option Holder acting in contravention of the provisions of this article, the Options of such Option Holder shall lapse;


Article 8 - Exercise of the Option

8.1 The Options may be exercised only after the expiration of the Embargo Period in accordance with established ASML procedures existing at that the time of excercise;

8.2 When exercising the Options the Option Holder must comply with the "ASML Rules of Conduct concerning Insider Information", as in force at the time of exercising;

8.3 In the case of termination of the employment relationship between the Option Holder and ASML through (i) death, or (ii) incapability to act, the Options may be exercised during the entire Option Period and at any time during a period of at least 12 months counting from the date of the termination. If the date of termination falls after the Embargo Period, then this period of 12 months may lead to an extension of the Option Period as referred to in Article 5;

           In the case of termination of the employment relationship between the Option Holder and ASML through (iii) retirement, including early retirement, (iv) occupational disability (within the meaning of the Dutch Disablement Benefits Act [Wet op de Arbeidsongeschiktheidsverzekering], the Options may be exercised during the entire Option Period;

           Retirement for these Terms and Conditions is defined as (a) leaving the employment of ASML at the age of 55 years or later in case the Employee is eligible to (early) retirement payments paid by a public or private pension fund, or (b) leaving the employment of ASML under the "Rule of 65" without being eligible to (early) retirement payments paid by a public or private pension fund.

           The "Rule of 65" determines that Employee is deemed to retire for these Terms and Conditions in case Employee leaves the employment of an ASML Group Company at the age of 55 years after 10 years of continued employment with an ASML Group Company. For every additional year in excess of 55 years of age, Employee is required to have one year less of continued employment, until the age of 65 years. Employee is deemed to retire for these Terms and Conditions in case Employee leaves the employment of an ASML Group Company at the age of 65 years with one or less years of continued employment with the ASML Group Company.

8.4 In the case of termination of the employment relationship between the Option Holder and ASML for reasons other than those mentioned in
           Article 8.3, during the Embargo Period, the Options may be exercised during a period of six weeks following the expiration of the Embargo Period. If the Options are not exercised within this period, the Options shall lapse.

8.5 In the case of termination of the employment relationship between the Option Holder and ASML for reasons other than those mentioned in
           Article 8.3, after the Embargo Period, the Options may be exercised during the Option Period. If the Options are not exercised within this period, the Options shall lapse.

8.6 If, during the Option Period, the Employee is terminated for Cause by ASML, or an ASML Group Company by whom the Option Holder is employed, or on account of another reason imputable to the Option Holder, regardless of whether employment has been terminated, any Options not yet exercised shall lapse forthwith;

8.7 The Options may be exercised by the Option Holder for the total number allocated or in tranches of 100 or multiples thereof (with the exception of the last tranche), with the provision that each exercise must take place within the Option Period, provided such exercise is not in conflict with the provisions of Article 11;

8.8 Exercise of the Option shall take place in conformity with the applicable "Procedure for the exercise of ASML Options".


Article 9 - Dilution of Capital

9.1 If at any time the issued capital of ASML increases, for instance as a result of (i) a resolution to issue shares with a pre-emption right for the holders of the Shares at that time outstanding, (ii) a stock dividend, or (iii) a capitalisation of reserves, the Exercise Price and/or the number of Options allocated may be adjusted in such a manner as the Board of Management shall then decide;

9.2 The adjustments by the Board of Management referred to in Article 9.1 shall be binding after an independent accountant who is a member of the Netherlands Institute for Registered Accountants [Nederlands Instituut voor Register Accountants] has issued a certificate stating that the adjustments have been determined in a reasonable manner. Adjustment of the Exercise Price shall take place on the day preceding the day on which notice was given of the aforementioned resolutions. Any tax consequences resulting from the above shall be for the account of the Option Holder;

9.3 An adjustment of the Exercise Price and/or the number of Options allocated and the computation upon which the same are based shall be notified as soon as possible to the Option Holder in writing.


Article 10 - Taxes and Costs

10.1 All taxes and/or social insurance contributions payable as a result of the Options allocated, including the consequences, if any, of an amendment of the Option Conditions, shall be entirely for the account of the Option Holder;

10.2 The Option Holder shall be liable for all the costs relating to the exercise of Options, including but not limited to costs charged by stock brokers in connection with the exercise of Options and the contiguous sale;

10.3 Costs relating to the issue and/or acquisition of Shares in the capital of ASML shall be for the account of ASML.


Article 11 - Prevention of Insider Trading

The Option Holder who by returning the Application Form accepts the Option Conditions, shall at the same time, be deemed to accept the applicable "ASML Rules of Conduct concerning Insider Information" and to act accordingly. The Option Holder acknowledges that for the purposes of the "ASML Rules of Conduct concerning Insider Information" he will be regarded as a Designated Person, as referred to in Article 8 of said rules.


Article 12 - Notices

12.1 Notices which must be given by ASML to the Option Holder pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of the Option Holder as recorded in the Staff Records Department of ASML or the Group Company;

12.2 Notices which must be given by the Option Holder to ASML pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of ASML as listed with the Chamber of Commerce, for the attention of the ASML Option Administrator.


Article 13 - Disputes

13.1 The Option Rules, the Option Conditions, the annexes thereto, and all further agreements related to the Option Rules or the Option Conditions shall be governed by the laws of the Netherlands;

13.2 All disputes arising from the Option Rules, the Option Conditions, the annexes thereto, and further agreement related to the Option Rules and/or the Option Conditions, shall in the first instance, be settled by the District Court of Eindhoven;

Article 14 - Amendments

14.1 The Board of Management shall have the power to amend the Option Rules or add further provisions to the same at any time;

14.2 The Option Holder shall be informed of any amendments or measures as referred to in this Article in good time, in writing.